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                                                           EXHIBIT 5(b)
                  INVESTMENT SUBADVISORY AGREEMENT


            Agreement made as of ___________ ____, 1997, between Capital Mortgage Management, Inc. ("Manager"), a corporation organized under the laws of the State of Delaware, and Commerce Bank, N.A., ("Subadviser"), a national banking association organized under the laws of the United States.

            WHEREAS, Manager has entered into a Management Agreement dated ___________ ____, 1997 with the Builders ProLoan Fund, Inc. (the "Fund"), an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

            WHEREAS, the Manager wishes to retain the Subadviser as subadviser to furnish certain investment advisory services to the Manager for the benefit of the Fund in connection with the Manager's management of the Fund, and the Subadviser is willing to furnish such services;

            NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

            1.  APPOINTMENT.  Manager hereby retains the Subadviser as its
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investment subadviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Subadviser agrees to render the services to the Manager for the benefit of the Fund herein set forth, for the compensation herein provided. In the performance of its duties, the Subadviser will act in the best interests of the Fund and will comply with:
(a) applicable laws and regulations, including, but not limited to, the 1940 Act, (b) the terms of this Agreement, (c) the Fund's Articles of Incorporation, By-Laws and currently effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act, and any amendments thereto, (d) the stated investment objective, policies and restrictions of the Fund; and (e) such other guidelines as the Board of Directors of the Fund ("Board of Directors") reasonably may establish in writing.

            2.  DUTIES AS INVESTMENT ADVISER.
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            (a)   Subject to the supervision of the Board of Directors and the
Manager, the Subadviser will provide a continuous investment program for the Fund, including investment research and portfolio management with respect to all securities, investments and cash equivalents in the Fund's portfolio.
The Subadviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund or each Portfolio for which Subadviser has investment discretion. The Subadviser will exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

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            (b)   The Subadviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or through other brokers. In the selection of brokers and the placement of orders for the purchase and sale of portfolio investments for the Fund, the Subadviser shall use its best efforts to seek on behalf of the Fund the best overall terms available for any transaction, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In assessing the best overall terms available, the Subadviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the breadth of the market for the security, the reputation, experience, execution capability, reasonableness of the commission, if any, both for the specific transaction and on a continuing basis, and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. In evaluating the best overall terms available, and in selecting the broker to execute a particular transaction, the Subadviser is expressly authorized to consider the fact that a broker has furnished statistical, research or other information or services that enhance the Subadviser's investment research and portfolio management.
It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Subadviser may negotiate with and assign to a broker a commission that may exceed the commission that another broker would have charged for effecting the transaction if the Subadviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or the Subadviser's overall responsibilities to the Subadviser's discretionary accounts and other funds. In addition, the Subadviser is authorized to take into account the sale of shares of the Fund in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Manager, Subadviser or the Fund's distributor), provided that the Subadviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance will portfolio securities of the Fund be purchased from or sold to the Subadviser, Manager, the Fund's distributor or any affiliated person of the foregoing persons. The Fund agrees that any entity or person associated with the Subadviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and that the Fund consents to the retention of compensation for such transactions by such entity or person.

            (c) The Subadviser will be responsible for periodically determining the interest rates and discount points for each Qualified Mortgage Loan originated by certain banks who participate in the ProLoan Program (as described in the Fund's current registration statement) pursuant to the terms of the agreement between the Fund and the banks originating such Qualified Mortgage Loans, and for determining, in its sole discretion, whether to grant extensions of interest rate protection to a borrower with respect to the borrower's Qualified Mortgage Loan.

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            (d)   The Subadviser will provide the Board of Directors on a
regular basis with economic and investment analyses and reports and make available to the Board upon request any economic, statistical and investment services normally available to institutional or other customers of the Subadviser.

            3.  COMPENSATION.  For the services provided and the expenses
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assumed by the Subadviser pursuant to this Agreement, the Subadviser shall receive from the Manager an annual subadvisory fee as follows: 0.25% of the first $50 million of average daily net assets; 0.20% of the next $50 million of average daily net assets; and 0.165% of average daily net assets in excess of $100 million. The Subadviser's fees shall be accrued daily and payable monthly. In no event shall the Fund be responsible for any fees due to the Subadviser under this Agreement. The Subadviser hereby agrees to waive its fee such that the fees do not exceed 0.165% of average daily net assets during a period which will end on December 31, 1998.

            4.   LIMITATION OF LIABILITY OF THE SUBADVISER.  The
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Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Manager, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Subadviser in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

            5.   DURATION AND TERMINATION.
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            (a) As used in this Agreement, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a)(4) and 2(a)(42), respectively, of the 1940 Act. This Agreement shall terminate automatically in the event of its assignment, or upon termination of the Investment Advisory Agreement between the Fund and the Manager with regard to the Fund. This agreement may be terminated at any time, without the payment of any penalty, (i) with respect to the Fund, by the Board of Directors of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, or by the Manager on not less than thirty nor more than sixty days' written notice addressed to the Subadviser at its principal place of business; and (ii) by the Subadviser, without the payment of any penalty, on not less than thirty nor more than sixty days' written notice addressed to the Manager at the Manager's principal place of business.

            (b) Unless sooner terminated as provided herein, this Agreement shall remain in full force and effect until _________ ___, 1999, and from year to year thereafter only so long as its continuance is approved in the manner required by the 1940 Act, as from time to time amended.

            6.  SERVICES NOT EXCLUSIVE.  The services furnished by the
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Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

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            7.  GOVERNING LAW.  This Agreement shall be construed in
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accordance with the laws of the State of Missouri without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of Missouri conflict with the applicable provisions of the 1940 Act, the latter shall control.

            8.  Notice.  Any notice, advice or report to be given pursuant to
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this Agreement shall be delivered or mailed:

To the Subadviser at:

                  Commerce Bank, N.A. (St. Louis)
                  8000 Forsythe Boulevard
                  St. Louis, MO 63105-1797
                  Attention:  James L. Swarts, Esq.

With a copy to:

                  W. Bruce McConnel, III, Esq.
                  Drinker Biddle & Reath
                  Philadelphia National Bank Building
                  1345 Chestnut Street
                  Philadelphia, PA 19107-3496

To the Fund or the Manager at:

                  c/o Capital Mortgage Management, Inc.
                  222 South Central Avenue, Suite 300
                  St. Louis, MO 63105
                  Attention:  John W. Stewart

With a copy to:

                  John R. Short, Esq.
                  Peper, Martin, Jensen, Maichel and Hetlage
                  720 Olive Street, 24th Floor
                  St. Louis, MO 63101-2396

            9.   COUNTERPARTS.  This Agreement may be executed in
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counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one
Agreement.


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            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.


Attest:                                   CAPITAL MORTGAGE MANAGEMENT, INC.


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                                          By:   John W. Stewart
                                          Title:   President


Attest:                                   COMMERCE BANK, N.A.


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                                          By:
                                          Title: